MORNINGSTAR, INC.
EXECUTIVE SEVERANCE POLICY
(Effective May 9, 2025)
In order to encourage the retention of key management employees, the Compensation Committee of the Board of Directors (the “Committee”) of Morningstar, Inc., an Illinois corporation (the “Company”), has adopted this Executive Severance Policy (as it may be amended pursuant to the terms hereof, this “Policy”).
SECTION 1. Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:
a.“Accrued Rights” shall have the meaning set forth in Section 3(a).
b.“Affiliate(s)” shall mean, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity. For purposes of the definition of “Affiliate(s),” the term “person” has the meaning described in Section 13(d) of the Exchange Act, or any successor statute thereto.
c.“Annual Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (or, in the event of a termination for Good Reason, the annual rate of base salary in effect immediately prior to the event giving rise to the termination for Good Reason if such annual base salary is higher than the annual base salary in effect immediately prior to such Participant’s Termination Date). For the avoidance of doubt, Annual Base Salary shall include annual base salary received by the Participant from the Company and all of its Affiliates.
d.“Annual Bonus” shall mean Participant’s annual cash bonus payable pursuant to the Morningstar Corporate Incentive Plan (or any successor annual cash bonus plan) for the fiscal year in which the Termination Date occurs, calculated based on actual Company and individual performance for such fiscal year.
e.“Annual Target Bonus” shall mean Participant’s target Annual Bonus for the fiscal year in which the Termination Date occurs or, if the target Annual Bonus for the fiscal year in which the Termination Date occurs has not yet been established as of the Termination Date, the target Annual Bonus for the fiscal year prior to the year in which the Termination Date occurs.
f.“Board” shall mean the Board of Directors of the Company.
g.“Cause” shall mean, with respect to any Participant, the occurrence of any one of the following, as determined by the Board in its sole discretion:
(i)willful neglect of or continued failure to substantially perform the Participant’s duties with or obligations for the Company or an Affiliate in any material respect

(other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);
(ii)commission by the Participant of a willful or grossly negligent act or the willful or grossly negligent omission to act that causes or is reasonably likely to cause material harm to the Company or an Affiliate;
(iii)commission or conviction by the Participant of, or plea of nolo contendere to, any felony or any crime significantly injurious to the Company or an Affiliate. An act or omission is "willful" for this purpose if it was knowingly done, or knowingly omitted, by the Participant in bad faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate;
(iv)the theft, conversion, embezzlement or misappropriation by the Participant of funds or other assets of the Company or any of its Affiliates or any other act of fraud or dishonesty with respect to the Company or any of its Affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing);
(v)violation by the Participant of any material written policy of the Company or an Affiliate which is applicable to the Participant, including, without limitation, the Company’s Code of Ethics;
(vi)violation by the Participant of any restrictive covenant agreement with the Company or any of its Affiliates; or
(vii)material breach by the Participant of any material agreement with the Company or any of its Affiliates.
h.“Change in Control” shall have the same meaning as such term is defined under the Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan or any successor equity incentive plan, as may be amended from time to time.
i.“Change in Control Severance Multiple” shall mean (i) 2.5 for the Chief Executive Officer of the Company and (ii) 1.5 for all other Participants.
j.“Change in Control Severance Period” shall mean (i) thirty (30) months for the Chief Executive Officer of the Company and (ii) eighteen (18) months for all other Participants.
k.“Claimant” shall have the meaning set forth in Section 4(c).
l.“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto.
m.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
n.“Disability” shall mean, with respect to any Participant, (i) a physical or mental health condition that causes such Participant to be unable to perform Participant’s essential job functions for at least 90 consecutive days or for 120 days during any 180 day period, or (ii) such Participant receiving long-term disability benefits under any policy, plan or program.
o.“Effective Date” shall mean May 9, 2025.

p.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute thereto.
q.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
r.“Good Reason” shall mean the occurrence, following a Change in Control, of any of the following without the Participant’s consent:
(i)the assignment to the Participant of any duties or responsibilities materially inconsistent with the Participant’s position, or a material reduction in the Participant’s responsibilities and authority, except in connection with the termination of the Participant’s employment for Cause, Disability or death; or
(ii)a material reduction by the Company in the Participant’s Annual Base Salary by no less than 10% in the aggregate, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions;
provided in each case that the Participant must notify the Company by written notice of Participant’s intention to terminate Participant’s employment for “Good Reason;” and provided, further, that such notice shall be provided to the Company within thirty (30) days of the initial existence of such event constituting “Good Reason;” and the Company shall have thirty (30) days to cure such event after receipt of such notice and, if the Good Reason event is not cured, the Participant shall terminate his or her employment within 30 days following the expiration of the Good Reason cure period.
s.“Participant” shall have the meaning set forth in Section 2.
t.“Participation and Restrictive Covenant Agreement” shall mean the written agreement evidencing participation eligibility under this Policy and the restrictive covenants being agreed to as a condition to participate in this Policy between the Company and the applicable employee.
u.“Payments” shall have the meaning set forth in Section 3(f).
v.“Severance Multiple” shall mean (i) two (2) for the Chief Executive Officer of the Company and (ii) one (1) for all other Participants.
w.“Severance Period” shall mean (i) twenty-four (24) months for the Chief Executive Officer of the Company and (ii) twelve (12) months for all other Participants.
x.“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of employment.
SECTION 2. Eligibility. The Committee shall from time to time, in its sole discretion, select and designate which of the Company’s (including any of its Affiliates) employees are eligible to participate in this Policy and such employee shall become a participant under this Policy (“Participant”) conditioned upon accepting and executing a Participation and Restrictive Covenant Agreement within thirty (30) days after such agreement is delivered to such employee. It is intended that participants in this Policy shall be limited to (a) the Chief Executive Officer of the Company (“CEO”) and (b) direct reports of the CEO (each, an “ELT Member”) who have served in their current position for at least one (1) year, in each case, recommended by the CEO and selected by the Committee on an annual basis. If a Participant transfers positions within the Company (or among its Affiliates) and ceases to serve as the CEO or an ELT Member, as applicable, then eligibility for benefits under this Policy shall cease as of the six-month anniversary of the Participant ceasing to serve as the CEO or ELT Member.
SECTION 3. Effect of Termination of Employment.
a. Effect of Termination of Employment on Compensation and Accrued Rights. Upon termination of a Participant’s employment with the Company and its Affiliates for any reason, all compensation and all benefits to the Participant shall terminate, provided that the Company shall pay the Participant: (i) the earned but unpaid portion of the Participant’s Annual Base Salary through the Termination Date; (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date pursuant to the terms of the underlying award agreement, which shall be paid in accordance with the terms of such award; (iii) if accrued pursuant to the applicable vacation policy of the Company and its Affiliates, as in effect from time to time, a lump-sum payment in respect of accrued but unused vacation days at the Participant’s per-business-day Annual Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements properly incurred and due to the Participant (collectively, the “Accrued Rights”).
b.Involuntary Termination. Subject to Sections 3(g) and 5, upon a Participant’s termination by the Company and its Affiliates other than for Cause, death or Disability, in each case, prior to or more than twenty-four (24) months following a Change in Control, the Participant shall be entitled to receive the following payments and benefits set forth in this Section 3(b) (collectively, the “Standard Severance Benefits”):
(i)an amount equal to the Severance Multiple multiplied by the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Annual Target Bonus, payable in substantially equal installments in accordance with the Company’s normal payroll practices for the Severance Period following the Participant’s Termination Date, with the first installment paid within sixty (60) days following the Termination Date and such first installment including such amounts as would have otherwise been paid during the period beginning on the Termination Date and ending on such payment date;
(ii)provided that the Participant was employed with the Company or one of its Affiliates for at least three (3) months of the fiscal year in which the Termination Date occurs, an amount equal to the Participant’s Annual Bonus for such fiscal year, prorated based on the number of days the Participant was an employee of the Company or its Affiliates and payable at the same time and in the same manner as annual bonuses paid to similarly situated employees, but in any event no later than March 15th of the calendar year following the year in which the Termination Date occurs; and

(iii)provided that the Participant timely and properly elects to receive continued coverage under the Company’s group medical and dental plans under COBRA and subject to Participant paying the monthly COBRA premium, the Company will continue to pay, on the Participant’s behalf, an amount equal to the employer portion of the monthly insurance premiums for such benefits paid by the Company on behalf of similarly situated active executives, in each case, until the earliest of (x) the end of the Severance Period, (y) the date the Participant is no longer eligible to receive COBRA continuation coverage, and (z) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer or other source (the “Continuation Period”); provided, however, in the event that payments by the Company on behalf of the Participant are prohibited or not advisable under the terms of the Company's health care plans or under then applicable law (including the Code), the Company shall instead reimburse the Participant, on a monthly basis during the Continuation Period, an amount equal to the employer portion of the monthly insurance premiums for such benefits paid by the Company on behalf of similarly situated active executives.
c.Change in Control Termination. Subject to Sections 3(g) and 5 and in lieu of the benefits set forth in Section 3(b), upon a Participant’s resignation with Good Reason or termination by the Company and its Affiliates other than for Cause, death or Disability within twenty-four (24) months following a Change in Control, the Participant shall be entitled to receive the following payments and benefits set forth in this Section 3(c) (collectively, the “Change in Control Severance Benefits”):
(i)an amount equal to the Change in Control Severance Multiple multiplied by the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Annual Target Bonus, payable in a lump sum within sixty (60) days following the Termination Date; provided, however, if the amounts payable under this Section 3(c)(i) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Change in Control is not “change in control event” under Section 409A of the Code, then the amounts payable under this Section 3(c)(i) shall be payable, to the extent required to comply with Section 409A of the Code, in substantially equal installments in accordance with the Company’s normal payroll practices for the Change in Control Severance Period following the Participant’s Termination Date, with the first installment paid within sixty (60) days following the Termination Date and such first installment including such amounts as would have otherwise been paid during the period beginning on the Termination Date and ending on such payment date;
(ii)an amount equal to the Participant’s Annual Target Bonus for the fiscal year in which the Termination Date occurs, prorated based on the number of days the Participant was an employee of the Company or its Affiliates and payable in a lump sum within sixty (60) days following the Termination Date; and

(iii)within sixty (60) days following the Termination Date, a one-time lump-sum cash payment calculated by the Company in its discretion
(iv)the Company will pay to the Participant an amount equal to the employer portion of the monthly insurance premiums for coverage under the Company’s group medical and dental plans based on the amount paid by the Company on behalf of similarly situated active executives, multiplied by the number of months in the Change in Control Severance Period, payable in a lump sum within sixty (60) days following the Termination Date; provided, however, if the amounts payable under this Section 3(c)(iii) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Change in Control is not “change in control event” under Section 409A of the Code, then the amounts payable under this Section 3(c)(iii) shall be payable, to the extent required to comply with Section 409A of the Code, in substantially equal installments in accordance with the Company’s normal payroll practices for the Change in Control Severance Period following the Participant’s Termination Date, with the first installment paid within sixty (60) days following the Termination Date and such first installment including such amounts as would have otherwise been paid during the period beginning on the Termination Date and ending on such payment date.
d.Grounds for Cause; Remedies in the Event of Material Breach. The Participant shall not be entitled to any of the benefits described in Sections 3(b) or 3(c) if, as of the Termination Date, grounds existed for termination of the Participant’s employment for Cause. Notwithstanding any provisions in this Agreement to the contrary, the Committee may, in its sole and absolute discretion, in the event of the Participant’s material breach of a material obligation of the Participant to the Company or any of its Affiliates pursuant to any award or agreement between the Participant and the Company or any of its Affiliates, including a material breach of the Participation and Restrictive Covenant Agreement: (A) terminate the right of such Participant to receive the Standard Severance Benefits or the Change in Control Severance Benefits pursuant to Sections 3(b) and (c), to the extent such benefits have not been paid; and/or (B) seek the recoupment of any the Standard Severance Benefits or the Change in Control Severance Benefits paid to such Participant under Sections 3(b) and (c), including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due the Participant from the Company or any of its Affiliates, to the extent the Committee in its sole discretion deems appropriate after considering the relevant facts and circumstances. Any termination and/or recoupment of a Participant’s benefits under this Policy shall be in addition and without prejudice to any other remedies that the Company or its Affiliates might elect to assert.
e.Section 280G. Notwithstanding anything to the contrary in this Policy, by participating in this Policy, each Participant expressly agrees that if the payments and benefits provided for in this Policy or any other payments and benefits which such Participant has the right to receive from the Company and its Affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Participant. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company.
f.Payment Obligations Absolute; Release of Claims. Subject to the provisions in Sections 3(d) and (e) and 6(a), the obligations of the Company and its Affiliates under this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company or its Affiliates may have against a Participant or anyone else; provided that the obligations of the Company and its Affiliates under Sections 3(b) and (c) (except upon such Participant’s death) shall be subject to such Participant’s execution of a general release and waiver in a form provided by the Company, which has become irrevocable within sixty (60) days after the Termination Date. The Company agrees to execute such form of release and waiver concurrently with the execution thereof by Participant. All amounts payable by the Company shall be paid without notice or demand. A Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Section 3, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of the obligations of the Company and its Affiliates under this Section 3.
g.Covenants. Each Participant’s participation in this Policy is conditioned upon Participant’s execution of a Participation and Restrictive Covenant Agreement within thirty (30) days after such agreement is delivered to such Participant (or such later date as permitted by the Committee). If a Participant breaches any of the covenants in the Participation and Restrictive Covenant Agreement, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants contained therein, (i) Participant’s entitlement to the Standard Severance Benefits or the Change in Control Severance Benefits shall be null and void, (ii) all rights to receive or continue to receive the Standard Severance Benefits or the Change in Control Severance Benefits shall thereupon cease and (iii) Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, Participant (except for the Accrued Rights). The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief and liquidated damages.
SECTION 4. Policy Administration; Claims Procedure.
a.General. Except as specifically provided herein, the Policy shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under the Policy for purposes of ERISA.
b.Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Policy in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under the Policy. The Committee or its representative shall decide any issues arising under this Policy, and the decision of the Committee shall be binding and conclusive on the Participants and the Company. Any variations from the Policy may be made only by the Committee in its sole discretion.
c.Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Policy; however, if a Participant (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the General Counsel, as set forth in Section 7(a). The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Policy not later than ninety (90) days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred eighty (180) days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.
d.Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Policy provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Policy’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
e.Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Policy is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within sixty (60) days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
f.Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
g.Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Policy provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Committee under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).
h.Arbitration. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant brings a claim that relates to benefits under this Policy, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American

Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party describing the facts and claims for each claim. Written notice shall be provided within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint, unless the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute. BY PARTICIPATING IN THIS POLICY, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.
SECTION 5. Section 409A Compliance; Changes in Law.
a.It is the intention of the Company that the provisions of this Policy comply with Section 409A of the Code, and all provisions of this Policy shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate this Policy in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that the Company determines that any provision of this Policy does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A tax, notwithstanding Section 7(k), the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Policy to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Policy (including any taxes arising under Section 409A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.
b.In the event that the Company determines that any provision of this Policy violates, or would result in any material liability (other than liabilities for Standard Severance Benefits or Change in Control Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency (other than Section 409A of the Code), the Company shall be entitled, notwithstanding Section 7(k), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.
c.The payments under this Policy are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the later of (x) the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (y) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture and (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s Separation Date and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Section 401(a)(17) of the Code then in effect, are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent permissible.
d.To the extent any amounts under this Policy are payable by reference to a Participant’s “termination of employment,” such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Policy, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code (“Section 409A Payment”), and the Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A-1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of the Participant’s separation from service, each such payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Participant’s separation from service or (ii) the date of the Participant’s death. Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years.

e.Any reimbursements payable to a Participant pursuant to this Policy or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-

kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Policy shall not be subject to liquidation or exchange for any other benefit. Any tax gross-up payment payable to a Participant, whether under this Policy or otherwise, shall be paid to the Participant or to the applicable taxing authorities on the Participant’s behalf as soon as practicable after the related taxes are due, but in any event not later than the last day of the calendar year following the calendar year in which the related taxes are remitted to the taxing authorities.
SECTION 6. Offset; No Mitigation.
a.To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under this Policy shall be reduced to the extent necessary to defray amounts owed by Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.
b.In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy and such amounts shall not be reduced whether or not the Participant obtains other employment.
SECTION 7. Miscellaneous.
a.Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Morningstar, Inc. 22 West Washington Street Chicago, Illinois, 60602, USA Attention: Corporate Secretary

If to a Participant:	At the most recent address on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

b.GOVERNING LAW. THIS POLICY SHALL BE DEEMED TO BE MADE IN THE STATE OF ILLINOIS, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS POLICY IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF

ILLINOIS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW. By participating in this Policy, each Participant and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Chicago, Illinois, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.
c.No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Policy shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
d.Severability. If a court of competent jurisdiction determines that any provision of this Policy is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Policy, and all other provisions shall remain in full force and effect.
e.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Policy all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
f.Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
g.Interpretations. For purposes of this Policy, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
h.Successors. This Policy shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Participants’ rights, benefits and obligations under this Policy are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
i.Other Agreement. Except as provided in (i) any awards under stock incentive plans or programs, long term incentive programs, annual incentive program, or similar plans or programs of the Company, and (ii) if applicable, terms and conditions that survive upon the expiration of the employment agreement, including any restrictive covenants contained therein, among the Participant and the Company or an Affiliate as of the

Effective Date, this Policy sets forth the entire agreement of the Company with regard to the subject matter hereof.
j.Non-Duplication.  The benefits provided under this Policy are not intended to result in any duplicative benefits to Participant and this Policy shall be administered accordingly.  Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against Participant’s severance benefits under this Policy against any other severance, termination, or similar benefits payable to Participant by the Company or any of its Affiliates or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state, or local law requiring payments in connection with any termination of Employment or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability.  For the avoidance of doubt, this Policy shall replace any agreements entered into between the Company and the Participant providing the Participant with severance or related benefits and the Participant shall not be entitled to benefits under both this Policy and any other severance plan or policy maintained by the Company or its Affiliates and amounts payable under this Policy shall be reduced by any amounts received or payable under any such severance Policy or policy. To the extent that the benefits payable hereunder are deemed to be a substitute for a Section 409A Payment provided under another agreement with Participant, then the benefits payable hereunder shall be paid at the same time and in the same form as such substituted Section 409A Payment to the extent required to comply with Section 409A of the Code.
k.Deemed Resignations. Any termination of a Participant’s employment shall constitute an automatic resignation of such Participant as an officer or other authorized representative of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.
l.Protected Rights. Nothing contained in this Policy or otherwise limits the Participant’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). This Policy does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Policy shall limit Participant’s ability under applicable U.S. Federal law to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
m.No Guarantee of Employment. This Policy shall not be construed as creating any contract of employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Policy be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Policy.
n.Amendment and Termination of this Policy. The Committee may amend, modify or terminate this Policy at any time; provided, however, that (i) except as specifically provided in Section 5, no amendment that is materially adverse to any Participant will be effective without such Participant’s written consent until one year after its adoption, (ii) termination of the Policy will not be effective until the first anniversary of the date of the relevant corporate action authorizing the Policy’s termination or, if such corporate action occurs following a Change in Control, the second anniversary of such corporate action, and (iii) no such amendment, modification or termination shall affect the right to any unpaid Standard Severance Benefits or Change in Control Severance Benefits of any Participant whose Termination Date has occurred prior to such amendment, modification or termination of this Policy. The failure of the Company or a Participant to insist upon strict adherence to any term of this Policy on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Policy. No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
SECTION 8. Survival. The provisions of this Policy, including Sections 3, 4, 5, 6, 7 and 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Policy, the termination of a Participant’s employment with the Company or any of its Affiliates for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
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